Exhibit 10.1

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (the “Agreement”), dated August 26, 2019 (the “Effective Date”), by and between Zyla Life Sciences f/k/a Egalet Corporation, a Delaware corporation (the “Company”) and Mark Strobeck, an individual (the “Employee”), sets forth the terms of a bonus (the “Retention Bonus”) to be paid to the Employee by the Company subject to the terms and conditions set forth herein.

WHEREAS, the Company desires to provide an incentive to Employee to encourage and reward the Employee’s continued employment with and commitment to the Company; and

WHEREAS, Employee and Company are parties to an Employment Agreement (“Employment Agreement”) entered into as of February 11, 2014; and

WHEREAS, the Company desires to award the Employee a Retention Bonus pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

1.                                      Amount of Bonus.  Pursuant to this Agreement, the Company agrees to pay, and the Employee agrees to accept, a Retention Bonus in the amount of Two Hundred Twenty-Five Thousand Dollars and no cents ($225,000.00).

2.                                      Payment of Retention Bonus.  Subject to the terms and conditions set forth herein, the Retention Bonus is subject to approval of the Compensation Committee of the Company’s Board of Directors and will be due and payable immediately following such approval.

3.                                      Payment Not for Services Rendered.  Employee acknowledges and agrees that the Retention Bonus constitutes payment to Employee for which Employee would not be entitled to as an employee of Company and that the Retention Bonus is not considered a payment for services rendered.

4.                                      No Right to Continued Employment.  Nothing herein shall confer upon Employee the right to remain in the employ or service of the Company or its subsidiaries or affiliates for any period of time and nothing herein shall restrict the ability of the Company to terminate Employee’s service at any time and for any reason, with or without advance notice.  The Company employs Employee at-will.

5.                                      Funding.  The obligations of the Company to pay the Retention Bonus under this Agreement shall be contractual only.  All such payments shall be made from the general assets of Company.  Employee shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give any such individual any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future.

6.                                      Withholding.  The Retention Bonus payable by the Company shall be subject to all required and customary withholding and deductions by the Company.

7.                                      Repayment of Retention Bonus.  If within one year from the payment of the Retention Bonus to Employee, Employee is terminated from employment For Cause (as defined in the Employment Agreement) or there is a Termination by Executive Without Good Reason (as defined in the Employment Agreement), the Employee agrees to repay the full amount of the Retention Bonus.  If within one year and one day and two years from the payment of the Retention Bonus to Employee, Employee is terminated from employment For Cause (as defined in the Employment Agreement) or there is a Termination by Executive Without Good Reason (as defined in the Employment Agreement), the Employee agrees to repay one-half  of the amount of the Retention Bonus (i.e. $112,500.00).  Employee agrees that any repayment due under this Section 7 must be repaid by no later than the fifth business day following Employee’s termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable on the following day.  The repayment of such Retention Bonus shall not affect the validity or enforcement of any agreements between the Company and Employee.

8.                                      Employment Agreement Remains in Effect.  Except as expressly amended and modified herein, the Employment Agreement continues in effect as originally written.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the Effective Date.

Zyla Life Sciences

By:	/s/ ROBERT RADIE
Name:	Robert Radie
Title:	President and Chief Executive Officer

Employee

/s/ MARK STROBECK
Mark Strobeck